Rodman & Renshaw
Serving Emerging Growth Sectors For Over 50 Years

October 17, 2006

STRICTLY CONFIDENTIAL

Mr. Thomas Gregg Cauchois
Comanche Clean Energy Corporation
One Dock Street
Stamford, CT 06902

Dear Mr. Cauchois:

This letter (the "Agreement") constitutes the agreement between Comanche Clean Energy Corporation and/or a holding company set up to acquire Comanche Clean Energy Corporation or its assets (the "Company") and Rodman & Renshaw, LLC ("Rodman") that Rodman shall serve as the placement agent (the "Services") for the Company, on a "best efforts" basis, in connection with a sale of its securities including a *Collateralized Acquisition Pool™ (CAP™)* Investment Vehicle offering (the "Offering") of securities of the Company (the "Securities"). Rodman shall be authorized to utilize sub-placement agents in its discretion, provided that the use of any sub-placement agent by Rodman shall not increase any fees (including cash or warrants) or expenses payable by the Company under this Agreement. The terms of the Offering and the Securities shall be mutually agreed upon by the Company and the investors and nothing herein implies that Rodman would have the power or authority to bind the Company or an obligation for the Company to issue any Securities or complete the Offering. The Company expressly acknowledges and agrees that Rodman's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by Rodman to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Rodman with respect to securing any other financing on behalf of the Company.

A. Fees and Expenses. In connection with the Services described above, the Company shall pay to Rodman the following compensation:

1. Placement Agent's Fee. The Company shall pay to Rodman a cash placement fee (the "Placement Agent's Fee") equal to 6% of the aggregate purchase price paid by each purchaser of Securities, including *CAP™* Note Securities, equity or equity like securities including preferred, convertible preferred, mezzanine debt and debt with warrants that are placed with investors ("Investors") in the Offering (the closing of the Offering, the "Closing"), subject to the carve-out to other dealers provided for below. If the entire net proceeds of the sale of Securities are released to the Company at the Closing, the entire fee shall be due at the Closing, based on the gross proceeds raised by the Company. If any of the proceeds are placed in a controlled or trust account required by the Investors ("Controlled Account"), a portion of the Placement Agent's Fee equal to 1.5% of the gross proceeds from the sale of Securities in the Offering will be deducted at the Closing from the gross proceeds of the Securities sold and paid to Rodman, and the balance of the fee shall be paid to Rodman as funds are released from the Controlled Account, pro-rata to the amount released. In the event that any of the entities identified in Exhibit A hereto are Investors at the Closing and the Company requests that Rodman pay up to 50% of the Placement Agent's Fees, and deliver up to 50% of the Rodman Warrants (as defined below), corresponding to the purchase price of the Securities purchased by such entities, to dealers identified to

Rodman by the Company with respect to such entities,, Rodman will pay such amount and deliver such warrants as and when received by Rodman, pro-rata to the amounts received.

2. Financial Advisory Services. The Company shall pay to Rodman $15,000 per month, payable monthly in advance, with a maximum of 3 months' of such fee, in consideration of Rodman's providing advice with respect to financing options, assistance with preparation of marketing materials, structuring of the Offering, advice with respect to terms and conditions of the Offering, assistance in negotiations with Investors including identification and negotiation with potential lead investors, advice as to market conditions and similar offerings of securities, and general strategic advice. The amount of any Financial Advisory Services fee paid shall be deemed to be a prepayment of the Placement Agent's Fee, and shall thus be deducted from such fee, with the deduction being made pro-rata to the portion of the Placement Agent's Fee being paid.

3. Warrants. As additional compensation for the Services, the Company shall issue to Rodman or its designees at the Closing, warrants (the "Rodman Warrants") to purchase that number of shares of common stock of the Company ("Shares") equal to 8.5% of the aggregate number of Shares placed in the Offering. For purposes of determining the number of Shares placed at the Offering, there shall be included the number of shares of common stock placed directly, as well as the number of shares of common stock underlying any convertible Securities and the shares constituting a part of any units sold in the Offering, but there shall not be included any shares which are issuable on the exercise of warrants made part of such units or otherwise offered. The Rodman Warrants shall have an exercise price equal to 110% of the weighted average price of the Investors' warrants or rights to purchase and a maturity equal to the weighted average maturities of the Investors' warrants or rights to purchase, and registration rights for the Shares underlying the Rodman Warrants equivalent to those granted to the Shares underlying the Investor's warrants or rights to purchase. If no warrants or rights to purchase are issued to Investors but convertible securities are issued to them, the Rodman Warrants shall have an exercise price equal to 110% of the weighted average conversion price, and a maturity equal to the weighted average maturity of the conversion right, of such convertible securities, and registration rights for the Shares underlying the Rodman Warrants equivalent to those granted to the Shares underlying the convertible securities. If no convertible securities are issued, the Rodman Warrants shall have an exercise price equal to 110% of the price at which Shares are issued to Investors, an exercise period of five years and registration rights for the Shares underlying the Rodman Warrants equivalent to those granted with respect to the Shares.

4. Expenses. In addition to any fees payable to Rodman hereunder, whether or not an Offering is consummated, the Company hereby agrees to reimburse Rodman for all reasonable and documented travel and other out-of-pocket expenses incurred in connection with Rodman's engagement, including the reasonable fees and expenses of Rodman's counsel. Such reimbursement shall be limited to $50,000 without prior written approval by the Company, and $12,500 of such amount shall be paid to Rodman upon the execution of this Agreement.

5. Warrant Exercise Fee. If the Company requests that Rodman solicit any of the Investors to exercise their warrants, and Rodman successfully solicits any such Investors during the 24 months following the Closing, the Company shall pay to Rodman a fee of 3% of the cash exercise price of each warrant exercised pursuant to such solicitation, within ten days after the Company's receipt of the cash exercise price.

B. No-Shop. Until the Offering contemplated hereby is completed, but no later than 180 days from the date hereof (the "No-Shop Period"), the Company agrees that without the prior written approval of Rodman, it will not and will not permit any of its shareholders, members, officers, employees, directors, agents or representatives to, directly or indirectly, solicit, encourage, initiate, enter into,

continue or participate in any negotiations or discussions with, or provide any information to, any third party concerning any public or private offering or other financing or capital-raising transaction by the Company of any kind, including but not limited to a "CAP", a "SPAC", a "PIPE", a merger with a public company, or an initial public offering of securities. Rodman acknowledges that, notwithstanding the length of the No-Shop period, an expeditious Closing is critical to the success of the Company's business, and Rodman will perform its services provided for hereunder with an aim to obtaining the Closing by approximately December 18, 2006. The Company acknowledges that such aim does not constitute any warranty of success of the Offering, or of a Closing within any particular time, Rodman being obligated only to exercise reasonable best efforts hereunder.

C. Term and Termination of Engagement. Except as set forth below, the term (the "Term") of Rodman's engagement will begin on the date hereof and end on the earlier of the consummation of the Offering or 15 days after receipt by either party hereto of written notice of termination; provided that no such notice may be given by the Company during the No-Shop Period. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company's obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement.

D. Fee Tail. In the event that the Closing does not occur during the Term, Rodman shall be entitled to a Placement Agent's Fee and Rodman Warrants, calculated in the manner provided in Paragraph A, with respect to a similar subsequent public or private offering or other financing of equity or equity linked capital ("Post Termination Financing") to the extent that such financing or capital is provided to the Company, or to any Affiliate of the Company, by investors whom Rodman had introduced, directly or indirectly, to the Company during the Term (such investors shall be agreed upon by Rodman and the Company and listed on Exhibit B hereto, which Exhibit B may be revised from time to time upon the agreement of Rodman and the Company, which agreement may consist of an exchange of electronic mail) if such Post Termination Financing is consummated at any time within the 12-month period following the expiration or termination of this Agreement. In the event that any of the entities identified in Exhibit A hereto are investors in a Post Termination Financing and the Company requests that Rodman pay up to 50% of the Placement Agent's Fees, and deliver up to 50% of the Rodman Warrants, corresponding to the purchase price of the Securities purchased by such entities to dealers identified to Rodman by the Company with respect to such entities, Rodman will deliver such portion of such fees and warrants as and when received by Rodman, pro-rata to the amounts received.

E. Future Transactions. If the Closing occurs and at least $25Million of gross proceeds are received by the Company therefrom, and within the 12-month period following the Closing, the Company or any of its subsidiaries (i) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a sale, merger, consolidation or other business combination with a non Brazilian entity or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off and the Company decides to retain a financial advisor for such transaction,; or (ii) decides to finance or refinance non-Brazilian indebtedness (but excluding development bank, multilateral, trade, foreign exchange or commodity financing) using a manager or agent; or (iii) decides to raise funds outside of Brazil by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, the Company shall notify Rodman of such decision in writing prior to engaging any third party advisor, manager, underwriter or agent in connection therewith. and Rodman (or any affiliate designated by Rodman) shall have the right to act as a financial advisor for any transaction described in clause (i), as manager, placement agent or agent with respect to any transaction described in clause (ii), or as underwriter or placement agent for such financing, provided that Rodman has the demonstrated capability to structure, market and carry out the appropriate services to obtain for the Company a transaction on market terms, offers to provide such

services on terms that are competitive as compared to the market for services in connection with transactions of similar size and nature and including customary provisions such as indemnification provisions, and enters into an engagement agreement on such terms within 10 business days following the giving of notice by the Company of its decision to proceed with the subject transaction,

F. Use of Information. The Company will furnish Rodman such written information as Rodman reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Rodman will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to an Offering and that Rodman does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to an Offering, including, without limitation, any financial information, forecasts or projections considered by Rodman in connection with the provision of its services.

G. Confidentiality. In the event of the consummation or public announcement of any Offering, Rodman shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of "tombstone" advertisements in financial and other newspapers and journals. The parties hereto have executed a confidentiality agreement which will survive the execution of this Agreement.

H. Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities ("blue sky") laws. Rodman agrees to cooperate with counsel to the Company in that regard.

I. Indemnity.

1. In connection with the Company's engagement of Rodman as placement agent, the Company hereby agrees to indemnify and hold harmless Rodman and its Affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a "Claim"), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of Rodman, or (B) otherwise relate to or arise out of Rodman's activities on the Company's behalf under Rodman's engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of Rodman except for any Claim incurred by the Company as a result of such Indemnified Person's gross negligence or willful misconduct.

2. The Company further agrees that it will not, without the prior written consent of Rodman, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is

an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Rodman is the Indemnified Person), the Company and Rodman shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Rodman on the other, in connection with Rodman's engagement referred to above, subject to the limitation that in no event shall the amount of Rodman's contribution to such Claim exceed the amount of fees actually received by Rodman from the Company pursuant to Rodman's engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Rodman on the other, with respect to Rodman's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which Rodman is engaged to render services bears to (b) the fee paid or proposed to be paid to Rodman in connection with such engagement.

5. The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

J. <u>Limitation of Engagement to the Company</u>. The Company acknowledges that Rodman has been retained only by the Company, that Rodman is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company's engagement of Rodman is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Rodman or any of its affiliates,

or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934), employees or agents. Unless otherwise expressly agreed in writing by Rodman, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Rodman, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Rodman to the Company in connection with Rodman's engagement is intended solely for the benefit and use of the Company's management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Rodman shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Rodman. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents between the Company and the investors in the Offering, and that Rodman will be entitled to rely on the representations, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to Rodman by the Company.

K. Limitation of Rodman's Liability to the Company. Rodman and the Company further agree that neither Rodman nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Rodman to the extent constituting gross negligence or willful misconduct of Rodman.

L. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys' fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Rodman and the Company.

M. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or telefax, if sent to Rodman, to Rodman & Renshaw, LLC, 1270 Avenue of the Americas, 16th Floor, New York, NY 10020, Telefax number (212) 356-0536, Attention: Thomas Pinou, and if sent to the Company, to One Dock Street, Stamford, Ct. 06902 Telefax number 203-326-4578, Attention: Thomas Cauchois, with a copy to 203 Belgrave Avenue, San Francisco, Ca. 94117, Telefax number 415-665-5130, Attention: Alicia Noyola. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by telefax shall be deemed received as of the date and time printed thereon by the telefax machine.

N. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by Rodman and the Company. This Agreement shall be binding upon and inure to the benefit of both Rodman and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Rodman and the Company with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Rodman and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

RODMAN & RENSHAW, LLC

By ____________________
Name: John Borer
Title: CEO

Accepted and Agreed:

October 17, 2006

Comanche Clean Energy Corporation

By ____________________
Name: Thomas Cauchois
Title: Chairman

Exhibit A

to the Rodman & Renshaw/Comanche Engagement Letter Dated 10-17-2006

	Company	Contact	E-mail	Phone
1	AC Capital - Dallas	Jim Andrews		Call rencap
2	Alexandra Investment Management	Diego Lozada-Ghirardi	diego.lozada@alexandra.net	212-301-1891
3	Baring Asset Management	Jason Lai, CFA	jason.lai@baring-asset.com	44-20-7214-1431
4	Bonanza Capital, LTD.	Brian Ladin, CFA	bladin@bonanzacapital.com	214-303-3907
5	Equinox Partners, L.P.	Daniel Gittes	dgittes@equinoxpartners.com	212-832-1290
6	F&C Asset Management plc	Anna Krutikov	anna.krutikov@fandc.com	44-20-7506-1225
7	Heller Capital Partners	Ronald I. Heller	smallcap777@yahoo.com	201-816-4235
8	Henderson Global Investors	Nicholas Cowley	nicholas.cowley@henderson.com	44-20-7818-6391
9	Investco Asset Management Limited	Dean Newman	dean_newman@invescoperpetual.co.uk	44-1491-417-872
10	Marwyn Capital LLp	Robert Passlow	robertpasslow@marwyn.com	44-20-7246-6284
11	Morley Fund Management	Ronnie Lim	ronnie.lim@morleyfm.com	44-20-7809-6582
12	Nite Capital	Larry Butz	larry@nitecapital.com	847-968-2655
13	Polunin Capital Partners LTD	Julian Garel-Jones	julian@polunin.com	44-20-7881-4224
14	RAM Capital Resources LLC	Stephen E. Saltzstein	ssalt@ramcapital.com	212-888-2224
15	Renaissance Capital Group, Inc.	Russell Cleveland, CFA	rc@rencapital.com	214-891-8294
16	Satellite Asset Management, LP	G. Gregory Abovsky	greg.abovsky@satellite-ny.com	212-588-7438
17	Scopia Capital	James C. Adams	jadams@scopiacapital.com	212-370-0396
18	Utilico Investors (F&C)	James Smith	james@analysis-research.net	44-1372-271-486
19	Vision Capital Advisors, LLC	Adam D. Benowitz	adam@visicap.com	212-849-8231

Exhibit B

[From Section D. of this Agreement: '...investors shall be agreed upon by Rodman and the Company and listed on Exhibit B hereto, which Exhibit B may be revised from time to time upon the agreement of Rodman and the Company, which agreement may consist of an exchange of electronic mail]